Exhibit 99.2

Pursuant to Rule 438, promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of Eagle Bancorp Montana, Inc. (“Eagle Bancorp”) and all amendments thereto (the “Registration Statement”) and any related prospectus (including any amendments or supplements thereto) filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person who is anticipated to become a director of Eagle Bancorp upon completion of the merger with Big Muddy Bancorp, Inc. described therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Benjamin G. Ruddy

Name:	Benjamin G. Ruddy
Date:	November 1, 2018